EXHIBIT 99.1
                   VSE REPORTS FINANCIAL RESULTS FOR 2007

            Company Earns $14.1 million ($2.82 per diluted share)
                       on Revenues of $653.2 million;
                  CEO Anticipates Continued Growth in 2008

       Alexandria, Virginia, February 21, 2008 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and twelve-month periods ended December 31, 2007 and 2006, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income
(dollars in thousands, except share data)
________________________________________________________________________________________________________
                                                        Three Months Ended      Twelve Months Ended
                                                           December 31,             December 31,
                                                         2007        2006         2007        2006
                                                         ----        ----         ----        ----
Contract revenues                                    $ 198,139   $ 101,960    $ 653,164   $ 363,734
Contract costs                                         190,452      98,255      629,351     350,978
                                                     ---------   ---------    ---------   ---------
Gross profit                                             7,687       3,705       23,813      12,756
Selling, general and administrative expenses               535          77        1,505         694
Interest income, net                                      (167)       (151)        (699)       (427)
                                                     ---------   ---------    ---------   ---------
Income before income taxes                               7,319       3,779       23,007      12,489
Provision for income taxes                               2,852       1,391        8,905       4,700
                                                     ---------   ---------    ---------   ---------
Net income                                           $   4,467   $   2,388    $  14,102   $   7,789
                                                     =========   =========    =========   =========

Weighted average shares outstanding:
Basic                                                5,045,971   4,751,288    4,953,289   4,737,450
Diluted                                              5,081,728   4,846,546    5,003,675   4,848,884

Earnings per share:
Basic - Net income                                   $    0.89   $   0. 50    $    2.85   $    1.64
Diluted - Net income                                 $    0.88   $   0. 49    $    2.82   $    1.61
________________________________________________________________________________________________________

Financial Results

       VSE revenues increased approximately $96.2 million (up 94%) and $289.4 million (up 80%) for the three and twelve-month periods of 2007 compared to the same periods of 2006. The primary reasons for the increases were 1) revenues associated with the U.S. Army Equipment Support Program and other revenues under VSE's R2 contract; 2) revenues from the Treasury Seized Property Management Program; and 3) revenues from VSE's recently acquired ICRC subsidiary.

       VSE net income increased approximately $2.1 million (up 87%) and $6.3 million (up 81%) for the three and twelve-month periods of 2007 compared to the same periods of 2006. The increases were primarily due to 1) increased profitability on certain Army and Army Reserve programs; 2) earnings from the operations of ICRC acquired in June 2007; 3) earnings from the increase in revenues associated with the U.S. Army Equipment Support Program and other revenues under VSE's R2 contract; and 4) increased ship transfer fee income.


                                   -more-


CEO Comments

       VSE Chairman and Chief Executive Officer Don Ervine said, "The financial results reported today are in line with the positive trend in VSE operations and results reported in recent years. VSE revenues have grown significantly as our ability to meet customer needs has grown. With the increase in revenues, we have been able to allocate our corporate costs over a larger base and improve our margins on certain time and materials and fixed price contracts."

       "As previously reported, during the fourth quarter of 2007 we received new contracts and delivery orders supporting our Tanker Ballistic Protection System Program and the operations of our subsidiary Energetics. Our funded backlog was approximately $408 million at December 31, 2007 compared to approximately $299 million at December 31, 2006, and our personnel count increased to approximately 1,223 employees at year end compared to approximately 836 at the beginning of the year. Based on these and other factors, and on our sense of VSE's favorable position in several of the markets we serve, we anticipate continued growth in 2008. We also continue to examine acquisition opportunities that have the potential to support our growth in the years ahead."

       VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and longer term business challenges and opportunities.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

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